As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 33-53761

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-0906081 (I.R.S. Employer Identification Number)

10070 Daniels Interstate Court Suite 100

Fort Myers, Florida 33913

(address, including zip code, of principal executive offices)

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Alico’s 2013 Incentive Equity Plan

(Full title of the plan)

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JD Alexander

President and Chief Executive Officer

Alico, Inc.

10070 Daniels Interstate Court Suite 100

Fort Myers, Florida 33913

(239) 226-2000

(Name, address and telephone number, including area code, of agent for service)

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Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Daniel B. Nunn, Jr., Esquire

Fowler White Boggs P.A.

50 North Laura Street, Suite 280

Jacksonville, Florida 32202

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [ ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	350,000 shares	$44.85	$15,697,500	$2,141.14

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares as may become issuable under the plan in the event of a share split, share dividend, split-up, recapitalization or other similar event.

(2)	Calculated on the basis of the average of the high and low prices of the Company's common stock on the Nasdaq Stock Market on May 16, 2013, in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by Alico, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated herein by reference as of their respective dates:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above including the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2012 and March 31, 2013.

(3)	The description of the Common Stock as contained in the Company's Registration Statement on Form S-1, Registration No. 2-43156 including all amendments or reports flied for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act (the "Business Corporation Act”) grants each corporation organized thereunder the power to indemnify officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Section 607.0831 of the Business Corporation Act provides that the director of a Florida corporation shall not be personally liable to such corporation or its stockholders for monetary damages resulting from breaches of the directors' duties unless such breach constitutes a violation of criminal law, a transaction for which the director received an improper benefit, and certain other circumstances including acts of recklessness, bad faith, and unlawful distributions.

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The Company's Bylaws also provide for the indemnification of each Officer and Director except in relation to matters as to which the Director or Officer is found liable for negligence or misconduct in the performance of their duties as Director or Officer. The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following documents are filed as exhibits to this Registration Statement:

4.1	Restated Certificate of Incorporation, dated February 17, 1972 (incorporated by reference to the Company’s Registration Statement on Form S-1 Registration No. 2-43156).

4.2	Certificate of Amendment to Certificate of Incorporation, Dated January 14, 1974 (incorporated by reference to Alico’s Registration Statement on Form S-8, dated December 21, 2005, Registration No. 333-130575).

4.3	Amendment to Articles of Incorporation, Dated January 14, 1987 (incorporated by reference to Alico’s Registration Statement on Form S-8, dated December 21, 2005, Registration No. 333-130575).

4.4	Amendment to Articles of Incorporation, Dated December 27, 1988 (incorporated by reference to Alico’s Registration Statement on Form S-8, dated December 21, 2005, Registration No. 333-130575).

4.5	By-Laws of Alico, Inc., amended and restated (incorporated by reference to Exhibit 3.1 of the Company’s filing on Form 8-K dated January 25, 2013).

5.1	Opinion of Fowler White Boggs P.A., as to the legality of the securities being registered.

24.1	Consent of Fowler White Boggs P.A. (appears in its opinion filed as Exhibit 5.1).

24.2	Consent of McGladrey LLP.

99.0	Description of 2013 Incentive Equity Plan (incorporated by reference from the Company’s Proxy Statement filed on Schedule 14A with the SEC on January 17, 2013).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
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(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will,
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unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on May 17, 2013.

ALICO, INC.

By: /s/ JD Alexander

JD Alexander, President and

Chief Executive Officer

By: /s/ W. Mark Humphrey

W. Mark Humphrey, Senior Vice President and

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JD Alexander JD Alexander	President, Chief Executive Officer and Director	May 17, 2013
/s/ W. Mark Humphrey Patrick W. Murphy	Senior Vice President and Chief Financial Officer	May 17, 2013
/s/ Thomas H. McAuley Thomas H. McAuley	Director	May 17, 2013
/s/ Dykes Everett Dykes Everett	Director	May 20, 2013
/s/ Charles L. Palmer Charles L. Palmer	Director	May 20, 2013
/s/ Adam D. Compton Adam D. Compton	Director	May 20, 2013
/s/ Robert J. Viguet Robert J. Viguet	Director	May 21, 2013
/s/ Gordon Walker Gordon Walker	Director	May 17, 2013
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Signature	Title	Date
/s/ John D. Rood John D. Rood	Director	May 20, 2013
/s/ Ramon Rodriguez Ramon Rodriguez	Director	May 17, 2013

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